Record Six Month Results For Brooke Corporation



    OVERLAND PARK, Kan., Aug. 12 /PRNewswire-FirstCall/ -- Brooke Corporation

(Amex: BXX) -- Robert D. Orr, Chairman and CEO of Brooke Corporation announced that the company's net earnings for the six months ending June 30, 2003 were

$2,345,929, or $.44 per diluted share, on revenues of $31,044,126 as compared to $697,972, or $.13 per diluted share, on revenues of $18,062,078 for the same period a year ago.  This represents a 236% increase in earnings and a 72%

increase in revenues.

    In making the announcement, Mr. Orr stated, "Brooke Corporation's earnings typically depend on the amount of fees generated by our lending and consulting activities.  These fees increased significantly during the first six months of the year."  Orr noted that part of the increase in earnings during the first half of this year was also attributable to an increase in Brooke Corporation's share of insurance company underwriting profits on policies written by franchisees.

    Orr also announced a 437% increase in quarterly earnings to $754,660, or

$.13 per diluted share, in the second quarter of 2003 from $140,492, or $.02 per diluted share, in the second quarter of 2002.  Quarterly revenues increased 59% to $15,369,035 in the second quarter of 2003 from $9,640,609 in the second quarter of 2002.  Orr reminded investors that earnings for the second quarter of 2002 had been restated from the results originally reported.

    Mr. Orr also noted that annual earnings for the twelve-month period ending

June 30, 2003 were $3,097,832 and that trailing annual earnings per share were approximately $.59 based on the number of diluted outstanding shares as of

June 30, 2003.



    About our Company.... Brooke Corporation is listed on the American Stock

Exchange under the symbol of BXX.   Through subsidiaries, the company

distributes insurance and financial services through a network of 204 franchisee locations and has originated more than $70,000,000 in franchisee loans which have been sold to participating lenders or to investors through an asset back securitization.  A company subsidiary also sells insurance on a wholesale basis through its franchisees and others.  The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.



    Email Distribution .... If you would like to receive electronic press release information directly from Brooke Corporation then please email

investments@brookecorp.com and provide your email address.



    Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward looking statements" within the meaning of

Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.



SOURCE  Brooke Corporation

    -0-                             08/12/2003

    /CONTACT:  Sherisa Coomes of Brooke Corporation, cooms@brookecorp.com or

(785) 543-3199, Ext. 197/

    /Web site:  http://www.brookecorp.com /

    (BXX)



CO:  Brooke Corporation

ST:  Kansas

IN:  FIN

SU:  ERN